As filed with the Securities and Exchange Commission on May 25, 2018

Registration Statement No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________

Select Bancorp, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	20-0218264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 W. Cumberland Street
Dunn, North Carolina 28334
(Address of Principal Executive Offices and Zip Code)

______________________________

Select Bancorp, Inc. 2018 Omnibus Stock Incentive Plan
(Full title of the plan)

______________________________

William L. Hedgepeth II
President and Chief Executive Officer
Select Bancorp, Inc.
700 W. Cumberland Street
Dunn, North Carolina 28334
(910) 892-7080
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Stuart M. Rigot, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Telephone: (919) 781-4000
Facsimile: (919) 781-4865

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share	600,000	$12.85	$7,710,000	$959.90

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of the common stock of Select Bancorp, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2018 Omnibus Stock Incentive Plan (the “2018 Plan”), or as a result of any future stock splits, stock dividends or similar transactions which result in an increase in the number of the Registrant’s outstanding common stock.
(2)	The securities registered hereby represent shares of the Registrant’s common stock issuable under the 2018 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Registrant’s common stock on May 22, 2018, as reported by the Nasdaq Global Market, which was $12.85.

EXPLANATORY NOTE

Select Bancorp, Inc., a North Carolina corporation (the “Registrant”) is filing this registration statement to register 600,000 shares of the Registrant’s common stock, $1.00 par value per share (“common stock”) reserved for issuance under the Registrant’s 2018 Omnibus Stock Incentive Plan (the “2018 Plan”), which was approved by the Registrant’s shareholders at the Registrant’s Annual Meeting of Shareholders held on May 22, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Registrant has sent or given or will send or give the documents containing the information specified by Part I of this registration statement on Form S-8 (the “Registration Statement”) to participants in the 2018 Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, the Registrant need not, and will not, file such documents with the Commission, but these documents and the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant shall deliver or cause to be delivered to participants in the Plan, without charge, upon written or oral request, the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II of Form S-8, which documents are incorporated by reference in the Section 10(a) prospectus, and such other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests should be directed to Brenda Bonner, Corporate Secretary, 700 W. Cumberland Street, Dunn, NC 28334 or by telephone at (910) 892-7080.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference:

(a)        The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 16, 2018;

(b)       The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 10, 2018;

(c)       The Registrant’s Current Reports on Form 8-K filed with the Commission on February 26, 2018 and May 24, 2018; and

(d)       The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form S-4 (File No. 333-220670), filed with the Commission on September 27, 2017, including any amendment or report filed thereafter for the purpose of updating such description.

All documents filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Registration Statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event will any of the information, including exhibits, that the Registrant discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may from time to time be furnished to the Commission be incorporated by reference into or otherwise become a part of this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of North Carolina. Chapter 55 of the North Carolina General Statutes, otherwise known as the North Carolina Business Corporation Act (the “NCBCA”), contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Pursuant to section 55-8-55, indemnification under section 55-8-51 of the NCBCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; (iii) if such quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by special legal counsel in a written opinion, or (iv) by the shareholders of the corporation, not including shares owned or voted under the control of directors who are parties to the proceeding at issue.

Except in certain court-ordered circumstances, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

 Article V of the Registrant’s articles of incorporation, as amended, provides that, to the fullest extent permitted by the NCBCA, individuals serving, or who have served, as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, the Registrant’s bylaws provide that the Registrant shall indemnify its directors, officers, employees or agents against all liability and litigation expense, including reasonable attorney’s fees, arising out of such status or activities in such capacity, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the Registrant. The Registrant may only make an indemnification payment under the bylaws after a determination by a majority vote of the disinterested members of the Registrant’s board of directors that the activities giving rise to the liability or expense for which indemnification is requested were not, at the time taken, known or believed by the person requesting indemnification to be clearly in conflict with the best interests of the Registrant. Pursuant to the bylaws and as authorized by statute, the Registrant also maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions discussed above, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Articles of Incorporation of Select Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-KSB filed on March 30, 2004).
3.2	Articles of Amendment of Select Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 26, 2011).
3.3	Articles of Amendment of Select Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 29, 2014).
3.4	Amendment to Articles (contained within plan of merger) of Select Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on July 29, 2014).
3.5	Bylaws of Select Bancorp, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 22, 2015).
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-8 filed on October 1, 2014).
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.*
23.1	Consent of Dixon Hughes Goodman LLP.*
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).*
24.1	Power of Attorney.*
99.1	Select Bancorp, Inc. 2018 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 24, 2018).

*Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dunn, State of North Carolina, on May 25, 2018.

SELECT BANCORP, INC.

By:	/s/ William L. Hedgepeth II
William L. Hedgepeth II
President and Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on May 25, 2018.

SIGNATURE	CAPACITY

/s/ WILLIAM L. HEDGEPETH II	President, Chief Executive Officer
William L. Hedgepeth II	(principal executive officer), & Director

/s/ MARK A. JEFFRIES	Executive Vice President and Chief Financial Officer
Mark A. Jeffries	(principal financial officer and principal accounting officer)

/s/ J. GARY CICCONE*	Chairman of the Board of Directors
J. Gary Ciccone

Director
Charles R. Davis

/s/ JAMES H. GLEN, JR.*	Director
James H. Glen, Jr.

/s/ OSCAR N. HARRIS*	Director
Oscar N. Harris

/s/ ALICIA SPEIGHT HAWK*	Director
Alicia Speight Hawk

SIGNATURE	CAPACITY

/s/ GERALD W. HAYES*	Director
Gerald W. Hayes

/s/ RONALD V. JACKSON*	Director
Ronald V. Jackson

/s/ JOHN W. MCCAULEY*	Director
John W. McCauley

/s/ CARLIE C. MCLAMB, JR.*	Director
Carlie C. McLamb, Jr.

/s/ V. PARKER OVERTON*	Director
V. Parker Overton

/s/ ANTHONY E. RAND*	Director
Anthony E. Rand

/s/ SHARON L. RAYNOR*	Director
Sharon L. Raynor

/s/ K. CLARK STALLINGS*	Director
K. Clark Stallings

/s/ W. LYNDO TIPPETT*	Director
W. Lyndo Tippett

Director
Seth M. Wilfong

*By:	/s/ William L. Hedgepeth II
William L. Hedgepeth II
Attorney-in-fact